SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2005

LKQ CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

120 North LaSalle Street, Suite 3300
Chicago, IL  60602
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (312) 621-1950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 7, 2005, the Board of Directors of LKQ Corporation (“LKQ”) approved the 2005 annual grant of stock options to employees (the “2005 Options”). The annual grant has a pre-determined grant date of the second Friday in January. Therefore, the grant date of the 2005 Options will be January 14, 2005 and the exercise price will be the average of the high and low sales prices of LKQ’s common stock on January 14, 2005 on NASDAQ. The 2005 Options give the holders of such options the right to purchase a total of 420,000 shares of LKQ common stock. The following executive officers of LKQ will receive options to purchase the number of such shares set forth following their names: Joseph M. Holsten, 50,000 shares; Mark T. Spears, 25,000 shares; Victor M. Casini, 15,000 shares; H. Bradley Willen, 11,500 shares; and Frank P. Erlain, 6,500 shares.

The Board of Directors of LKQ has established that the vesting schedule for each of the 2005 Options shall be as follows: June 14, 2005 with respect to 50% of the number of shares subject to such option and, with respect to an additional 5.555% of the number of shares subject to such option, January 14, 2006 and each six month anniversary thereafter until January 14, 2010. This vesting schedule is different than the typical vesting schedule for options granted to employees of LKQ. The typical vesting schedule provides that 10% of the number of shares subject to the option becomes exercisable on each six month anniversary of the date of grant over a total of five years. A copy of the form of Award Agreement that sets forth the terms and conditions of the 2005 Options is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

On January 10, 2005, the Compensation Committee of the Board of Directors of LKQ amended the vesting schedule of certain outstanding stock options held by employees of LKQ, including certain of LKQ’s executive officers.

In January 2004, LKQ granted to certain of its employees options to purchase a total of 412,500 shares of LKQ common stock at an exercise price of $17.96 per share. The following executive officers received options to purchase the number of such shares set forth following their names: Joseph M. Holsten, 50,000 shares; Mark T. Spears, 25,000 shares; Frank P. Erlain, 21,500 shares; Victor M. Casini, 15,000 shares; and H. Bradley Willen, 11,500 shares.

In February 2004, LKQ granted to certain of its employees options to purchase a total of 16,000 shares of LKQ common stock at an exercise price of $17.49 per share. None of the executive officers received any of these options. The above options granted in January 2004 and in February 2004 are referred to in this Current Report as the "2004 Options."

At the time they were granted, each of the 2004 Options was scheduled to vest with respect to 10% of the number of shares subject to such option on each six month anniversary of the date of grant over a total of five years. The amendment accelerated the vesting schedule of the 2004 Options to make all unvested shares subject to the options exercisable on January 10, 2005. A copy of the form of Notice to Optionees that sets forth the amendment in writing (attached to which is the form of 2004 Award Agreement that was amended) is furnished as Exhibit 99.2 to this Current Report and is incorporated herein by reference.

The Compensation Committee and the Board of Directors decided to accelerate the vesting schedule of the 2004 Options and to partially accelerate the vesting schedule of the 2005 Options primarily as a supplement to compensation due to the expected reduction of cash bonuses to employees for the 2004 calendar year. The bonus formula established by LKQ in January 2004 is expected to result in reduced 2004 bonuses (normally payable in the first quarter of 2005) to LKQ employees.

The acceleration of the 2004 Options will result in approximately $40,000 of additional compensation expense (before income tax effects) in the first quarter of 2005. LKQ will avoid compensation expense in future periods as a result of the partial acceleration of the 2005 Options (compared to the compensation expense that would have been recognized under LKQ’s typical vesting schedule) and as a result of the acceleration of the 2004 Options. Approximate amounts of compensation expense (before income tax effects) that would have been recognized without accelerating the options are set forth in the table below:

	Acceleration of 2004 Options	Partial Acceleration of 2005 Options
July 1 - December 31, 2005	$ 380,000	$ 190,000
Calendar Year 2006	$ 750,000	$ 390,000
Calendar Year 2007	$ 750,000	$ 390,000
Calendar Year 2008	$ 750,000	$ 390,000
Calendar Year 2009	$ 20,000	$ 390,000
Calendar Year 2010	$ 0	$ 10,000

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits
Exhibit Number	Description of Exhibit
99.1	Form of Award Agreement dated January 14, 2005 between LKQ Corporation and optionees.
99.2	Form of Notice to Optionees dated January 10, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LKQ CORPORATION

Date: January 11, 2005	By:	/s/ VICTOR M. CASINI
Victor M. Casini
Vice President and General Counsel